                                                                   EXHIBIT 10.32

                       DATED THE 16TH DAY OF OCTOBER 2003

                           JITTER BUG HOLDINGS LIMITED
                                  (as "Vendor")

                                       and

                        HUITUNG INVESTMENTS (BVI) LIMITED
                                (as "Purchaser")

                                       and

                 NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED

                 -----------------------------------------------

                           SALE AND PURCHASE AGREEMENT
                              RELATING TO SHARES IN
                 NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED
                                 (THE "COMPANY")

                 -----------------------------------------------

                                  LI & PARTNERS
                                [Name in Chinese]
                   22/F., World Wide House, Central, Hong Kong
                                [Name in Chinese]
   Tel\[Name in Chinese] :(852)2501 0088 Fax\[Name in Chinese] :(852)2501 0028
                            Our Ref :RL/GS/1710(1)/03

                                TABLE OF CONTENTS

                                                  Title                                                       Page No.
                                                  -----                                                       --------
1.   INTERPRETATION.......................................................................................        1
2.   SALE AND PURCHASE OF THE SALE SHARES.................................................................        4
3.   CONSIDERATION........................................................................................        4
4.   COMPLETION...........................................................................................        4
5.   VENDOR'S UNDERTAKINGS................................................................................        6
6.   VENDOR'S WARRANTY OF PROFITS.........................................................................        6
7.   PURCHASER'S RIGHTS...................................................................................        7
8.   QUALIFIED IPO........................................................................................        8
9.   DIVIDEND POLICY .....................................................................................        8
10.  WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS.........................................................        9
11.  COSTS AND EXPENSES ..................................................................................        9
12.  RESTRICTIONS ON COMMUNICATION AND ANNOUNCEMENTS......................................................        9
13.  NOTICES..............................................................................................       10
14.  GENERAL..............................................................................................       12
15.  SEVERANCE............................................................................................       12
16.  FORCE MAJEURE .......................................................................................       12
17.  PREVALENCE OF AGREEMENT..............................................................................       13
18.  LEGAL REPRESENTATION.................................................................................       13
19.  GOVERNING LAW AND JURISDICTION.......................................................................       13
20.  COUNTERPARTS ........................................................................................       13

SCHEDULE 1 --  PARTICULARS OF THE PRC SUBSIDIARIES
SCHEDULE 2 --  FORM OF SHAREHOLDERS' AGREEMENT
SCHEDULE 3 --  WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

THIS AGREEMENT is made on the 16th day of October 2003.

BETWEEN:

(1) JITTER BUG HOLDINGS LIMITED, a company incorporated in the British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("the VENDOR");

(2) HUITUNG INVESTMENTS (BVI) LIMITED, a company incorporated in the British Virgin Islands, having its registered office at P.O. Box 3140, Road Town, Tortola, British Virgin Islands (the "PURCHASER"); and

(3) NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED, a company incorporated in the Cayman Islands with limited liability, having its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies, and its principal place of business in Hong Kong at Units 2502-3 Worldwide House, 19 Des Voeux Road Central, Hong Kong (the "COMPANY").

WHEREAS:

(a) The Company has, as at the date hereof, an authorized share capital of HK$200,000,000 divided into 2,000,000,000 Shares of HK$0.10 each.

(b) Following the Initial Group Reorganization, the Company has an issued share capital of HK$550,000, divided into 5,500,000 Shares of HK$0.10 each, all of which have been issued and credited as fully paid.

(c) As at the date hereof, the Vendor is the legal and beneficial owner, free from all charges, liens and other encumbrances, of the Sale Shares.

(d) The Purchaser has agreed to purchase the Sale Shares from the Vendor on the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.    INTERPRETATION

1.1 In this Agreement, including the Recitals, the following expressions shall have the following meanings except where the context otherwise requires -

      "Articles"                         the articles of association of the
                                         Company as the same may be amended from
                                         time to time;

      "Board"                            the board of directors of the Company;

      "Completion"                       the completion of the sale and purchase
                                         of the Sale Shares pursuant to the
                                         terms of this Agreement;

      "Completion Date"                  any business days no later than
                                         24 October 2003 (or such other date as
                                         the parties hereto may agree in
                                         writing);

      "Directors"                        the directors for the time being of the
                                         Company and "Director" means any of
                                         them;

      "Group"                            the Company and its subsidiaries;

      "HK$"                              the lawful currency of HKSAR;

      "HKSAR"                            Hong Kong Special Administrative Region
                                         of the PRC;

      "Initial Group Reorganization"     the group reorganization involving the
                                         Company entering into a sale and
                                         purchase agreement with the Vendor,
                                         pursuant to which the Company acquired
                                         all the issued shares of Ixworth
                                         Enterprises Limited (which is an
                                         investment holding company holding the
                                         PRC Subsidiaries) from the Vendor in
                                         consideration of the Company issuing
                                         5,499,999 consideration shares,
                                         credited as fully paid, to the Vendor
                                         and crediting as fully paid at par the
                                         1 Share issued nil paid by the Company
                                         to the Vendor on 7 May 2002;

      "IPO" the initial public offering of the Shares on the Main Board of the Stock Exchange;

      "Memorandum"                       the memorandum of association of the
                                         Company as the same may be amended from
                                         time to time;

      "PRC"                              the People's Republic of China;

      "PRC Subsidiaries"                 the subsidiaries of the Company in the
                                         PRC as at the date hereof, namely
                                         Beijing New

                                         Take e-Commerce Limited ([Name in
                                         Chinese]), Beijing Ninetowns Times
                                         e-Commerce Limited ([Name in Chinese]),
                                         Beijing Ninetowns Digital Technology
                                         Co., Ltd. ([Name in Chinese]), and
                                         Shanghai New Take Digital Technology
                                         Co., Ltd. ([Name in Chinese]) and
                                         Beijing Ninetowns Ports Software and
                                         Technology Co., Ltd. ([Name in
                                         Chinese]), particulars of which are set
                                         out in Schedule 1;

      "Purchase Price"                   HK$100 per Share;

      "Qualified IPO"                    the initial public offering of the
                                         Shares on the Main Board of the Stock
                                         Exchange, which is expected to take
                                         place on or before 31 December 2004 at
                                         a price that will generate an annual
                                         return rate of at least 35% (net of
                                         withholding tax but including dividend
                                         received) on the initial investment
                                         amount from the date of the effective
                                         transfer of the Sale Shares by the
                                         Vendor to the Purchaser;

      "Sale Shares"                      156,000 Shares to be sold by the Vendor
                                         and purchased by the Purchaser at the
                                         Purchase Price pursuant to Clause 2;

      "Shareholders"                     the holders of Shares;

      "Shareholders' Agreement"          the shareholders' agreement
                                         substantially in the form set out in
                                         Schedule 2 to be entered into between
                                         the Shareholders;

      "Share(s)"                         the ordinary share(s) of HK$0.10 each
                                         in the share capital of the Company;

      "Stock Exchange"                   The Stock Exchange of Hong Kong
                                         Limited;

      "US$"                              the lawful currency of the Unites
                                         Stated of America;

      "Warranties"                       the warranties, representations and
                                         undertakings given by the Vendor and
                                         the Company, respectively, pursuant to
                                         Clause 10 and in Schedule 3.

1.2 The expressions the "Vendor" and the "Purchaser" shall, where the context permits, include their respective successors and permitted assigns and personal representatives and any persons deriving title under them.

1.3 Words importing the singular number shall include the plural and vice versa and words importing a gender shall include every gender.

1.4 Headings of clauses are for reference only and shall be ignored in construing this Agreement.

2.    SALE AND PURCHASE OF THE SALE SHARES

      Subject to the terms and conditions of this Agreement, the Vendor shall sell and the Purchaser shall purchase the Sale Shares, free from all charges, liens, encumbrances, equities or other adverse claims or interests and with all rights now and hereafter attaching thereto including the right to all dividends paid, declared or made in respect thereof at the Purchase Price.

             Name of                Number of Sale      Purchase Price
            Purchaser                   Shares              (HK$)
---------------------------------   --------------      --------------
Huitung Investments (BVI) Limited       156,000           15,600,000

3.    CONSIDERATION

      The consideration for the sale of the Sale Shares shall be HK$15,600,000 which shall be paid by the Purchaser to the Vendor on the Completion Date.

4.    COMPLETION

4.1. Completion shall take place at the office of Li & Partners at 22/F, World Wide House, Central, Hong Kong (or at such place as the parties hereto may agree) on the Completion Date.

4.2. On the Completion Date, the Vendor shall procure the holding of a meeting of the Directors and the passing thereat of resolutions approving:

      (a)   the transfer of the Sales Shares from the Vendor to the Purchaser;

      (b) the registration of the Purchaser in the register of members of the Company in respect of the Sale Shares; and

      (c) the issue by the Company to the Purchaser of share certificate representing the Sale Shares and the delivery of these share certificates to the Purchaser.

4.3.  On the Completion Date, the Vendor shall deliver to the Purchaser:

      (a) board resolutions of the Vendor approving the signing of this Agreement and the sale of the Sale Shares to the Purchaser pursuant to the terms thereof;

      (b) instruments of transfer and bought and sold notes relating to the Sale Shares duly signed by the Vendor and the relevant share certificate(s) representing the Sale Shares;

      (c)   certified copies of the board resolutions referred to in Clause 4.2;

      (d) where applicable, a waiver of pre-emptive rights signed by all the existing shareholders of the Company;

      (e) a certificate executed by the Vendor and the Company in form and substance acceptable to the Purchaser certifying that the representations, warranties and undertakings of the Vendor and the Company contained herein remain true and correct as if given on the Completion Date.

      whereupon the Purchaser shall effect payment to the Vendor of an amount equal to the relevant number of Sale Shares being purchased by it under this Agreement, multiplied by the Purchase Price, representing in aggregate the sum of HK$15,600,000, such payment to be made in such means and manner as the Vendor may direct.

4.4. The Purchaser shall enter into the Shareholders' Agreement upon Completion for the purposes of regulating the business, affairs and management of the Group as from the date thereof.

4.5. If any of the documents required to be delivered to the Purchaser on the Completion Date are not forthcoming for any reason or if in any other respect the foregoing provisions of this Clause 4 are not fully complied with, the Purchaser shall be entitled to effect Completion so far as practicable or to extend Completion to such date as may be agreed between the parties hereto or to rescind this Agreement.

5.    VENDOR'S UNDERTAKINGS

      The Vendor undertakes to the Purchaser that:

      (a) the Sale Shares are free and clear of any encumbrances, liens, pledges, security interests, voting or other trusts or any other restriction;

      (b) prior to the IPO, it will procure that the Company will not reduce its shareholding in each of the PRC Subsidiaries to below 90%;

      (c) it will procure that Jitter Bug, Mr. Wang Shuang and Ms. Dong Min will not sell or transfer their initial holdings of the Shares during the 6 months period following the date that the Purchaser is free to sell or transfer their Shares;

      (d) it will procure that any new projects will not be taken up or injected into any member of the Group on terms more favourable than those offered to the Company, provided that the Company decides to reject such projects;

      (e) it will procure that each of the executive directors of the Company and Mr. Ren Xiaoguang and Mr. Wu Bolin will enter into a service agreement with the Company for a term of at least 4 years as soon as practicable after Completion.

6.    VENDOR'S WARRANTY OF PROFITS

      Subject to Clause 16 (and in situation where a force majeure condition occurs at any time during the financial year of the Group ending 31 December 2003, the Group's earning before tax, minority interests and extraordinary items stated below may need to be adjusted taking into account the circumstances of the force majeure condition), if the Group's earning before tax and minority interests and extraordinary items (the "EBTMIEI") for the financial year ending 31 December 2003 falls short of HK$100 million, the Purchaser's entry valuation will be adjusted in accordance with the following formula:

                      A x (1 - EBTMIEI / 106,791,000) x 100

      A represents the number of Sale Shares and the Group's projected EBTMIEI for the financial year ending 31 December 2003 is approximately HK$106,791,000. The Vendor hereby agrees to compensate the Purchaser for any difference between the original entry valuation and the adjusted entry valuation referred to above by transferring to the Purchaser such number of Shares (with each Share valued at HK$100) of the Company at nil consideration representing such difference.

7.    PURCHASER'S RIGHTS

7.1. The Purchaser shall have the Shareholders' rights as stipulated in the Shareholders' Agreement.

7.2. As from the date of an IPO, the Purchaser may not sell, transfer or otherwise dispose of their Shares prior to the expiration of a period of six months after an IPO if it is a condition or requirement for the IPO that AIG Asia Opportunity Fund L.P. and/or American International Assurance Company (Bermuda) Limited do not sell, transfer or otherwise dispose of their Shares prior to the expiration of a period of six months after the IPO.

7.3. In consideration of the investment made by the Purchaser in the Company by acquiring the Sale Shares from the Vendor and in consideration of the payment of HK$1 by the Purchaser to the Vendor (receipt of which is hereby acknowledged), the Vendor hereby grants to the Purchaser an option (the "Put Option") to require the Vendor to purchase from the Purchaser upon the Purchaser exercising the Put Option all their Shares (as reduced or increased by any reorganization of the Company which takes place prior to the sale of the Shares pursuant to the exercise of the Put Option) in the Company at a price (denominated in US$) equal to the Purchase Price per Sale Share paid by the Purchaser, as adjusted in accordance with Clause 6, together with an annual rate of return thereon of 10% (denominated in US$) if the Company is not successful in implementing the Qualified IPO by 31 December 2004. Such Put Option will be exercisable by written notice in respect of all Shares (but not any part thereof) served by the Purchaser upon the Vendor during the period from 1 January 2005 to 30 June 2005 (both days inclusive) and within 14 days upon receipt of the said written notice, the Vendor will make payment for the Shares to the Purchaser in such manner as the Purchaser may direct. The Purchaser shall waive such Put Option immediately before the Qualified IPO. Without prejudice to the generality of the foregoing and provided that the Qualified IPO is successfully implemented on or before 30 June 2005, the Purchaser is entitled, at any time prior to such Qualified IPO, to invest in such number of old Shares of the Company from the Vendor equivalent to the number of the Sale Shares at the same entry valuation as that of the "Sale Shares" referred to in Clause 1.1, with each Share valued at HK$100. The Purchaser shall refund the amount (representing the amount of the re-invested Shares or any part thereof) they have received from the Vendor as a result of the exercise of the Put Option and (as the case may be) pay up the balance of the amount of the re-invested Shares in cash to the Vendor if the Purchaser re-invests in the Shares of the Company.

7.4. The Purchaser will be provided with, and have access to all information and material, financial or otherwise provided to a member of the Board. The Purchaser will have the right to discuss and consult with the management of the Group. In particular, the Group will provide to the
      Purchaser:

      (a) monthly consolidated management accounts including income statement, balance sheet and cash flow statement of the Group within 30 days from the last day of each calendar quarter;

      (b) consolidated annual management accounts of the Group within 45 days from the end of each calendar year;

      (c) consolidated annual audited accounts of the Group within 120 days from the end of each calendar year;

      (d) annual business plan, annual budget and projected financial statements relating to the Company at least 30 days before the calendar/financial year end;

      (e) the opportunity to discuss and review with the Board the management's accounts within 30 days from the Purchaser's receipt of the same; and

      (f) such other operating statistics, and other trading and financial information in such form as the Purchaser may require in order for them to be kept properly informed about the Company's interest and to generally protect the interest of the Purchaser.

8.    QUALIFIED IPO

      Subject to the prevailing economic and stock market conditions, the Qualified IPO is expected to take place on or before 31 December 2004. For the avoidance of doubt, the parties hereto agree to terminate this Agreement on the receipt by the Company of an in-principle approval for listing or, conditional upon the listing occurring as envisaged, on such date prior to a listing as may be required by the relevant regulatory body in order to achieve the listing, by executing a termination agreement conditional upon the occurrence of the listing and to take effect from the date of the listing of the Company, and in the event of the listing not taking place by 31 December 2004, the termination agreement shall lapse and this Agreement and all the rights, obligation and provisions hereto shall continue to apply to the parties with full force and effect.

9.    DIVIDEND POLICY

      Subject to any agreement or restriction binding the Company from time to time, any declaration of dividend by the Company for each financial year shall be determined by Board taking into account those profits of the Company available for distribution after appropriation of prudent and proper reserves including allowance for future working capital, provision for tax, interest payments and repayments of amounts borrowed. In deciding whether in respect of any financial year the Company has profits available for distribution, the parties hereto shall procure that the auditors of the Company shall certify whether such profits are available or not and the amount thereof (if any). In giving such certificate, the auditors shall act as experts and not as arbitrators and their determination shall be binding.

10.   WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

10.1 The Vendor hereby represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in
      Schedule 3 and acknowledges that the Purchaser in entering into this Agreement is relying on such representations, warranties and undertakings and that the Purchaser, unless granting a waiver in this regard, shall be entitled to treat the same as conditions of this Agreement.

10.2 The Warranties shall remain in full force and effect and shall continue to subsist after and notwithstanding Completion.

10.3 The Vendor shall not (save only as may be necessary to give effect to this Agreement) do or allow and shall procure that no act or omission shall occur before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any such Warranties inaccurate or misleading if they were so given.

10.4 Notwithstanding the aforesaid, the Company hereby warrants and undertakes to the Purchaser that if the Vendor fails to (a) compensate the Purchaser for any difference between the original entry valuation and the adjusted entry valuation referred to in Clause 6, or (b) purchase and make payment for the Shares upon exercise of the Put Option by the Purchaser as stated in Clause 7.3, the Company will make payment of the same out of its profits to the Purchaser, subject to full compliance with all applicable laws, rules and regulations.

11.   COSTS AND EXPENSES

11.1 The Vendor will be responsible for all pre-approved legal costs (including the arrangement fee) reasonably and properly incurred and other pre-approved expenses in connection with or incidental to the negotiation, finalization and execution of this Agreement and the sale and purchase of the Sale Shares.

11.2 All stamp duty (if any) payable to the Government of HKSAR in respect of the Sale Shares contemplated under this Agreement shall be borne by the Purchaser.

12.   RESTRICTIONS ON COMMUNICATION AND ANNOUNCEMENTS

12.1 The Purchaser hereto undertakes to the Vendor that it shall not at any time after the date of this Agreement divulge or communicate any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company which may be within or may come to its knowledge in connection with the transactions contemplated by this Agreement and the terms and conditions of this Agreement, which are all treated as confidential information, to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body, or to its respective officers or employees who are required to review and consider the same and who prior to receiving such confidential information shall be made aware of the restrictions in respect of such confidential information and shall observe the same as are contained herein, and the Purchaser shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters. This restriction shall not apply to information or knowledge which is or which properly comes into the public domain, through no fault of any of the parties to this Agreement or to information or knowledge which is already known to the Purchaser at the time of its receipt.

12.2 Each of the parties hereto undertakes that it shall not at any time (save as required by law or any rule of any relevant stock exchange or regulatory body) make any announcement in connection with this Agreement unless the other party hereto shall have given its consent to such announcement (which consent may not be unreasonably withhold or delayed and may be given either generally or in a specific case or cases and may be subject to conditions). If any party is required by law or any rule of any relevant stock exchange or regulatory body to make any announcement in connection with this Agreement, the other party agrees to supply all relevant information relating to itself that is within its knowledge or in its possession as may be reasonably necessary or as may be required by any exchange and regulatory body to be included in the announcement.

13.   NOTICES

13.1 Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively "COMMUNICATION" in this Clause) shall be in writing in the English or Chinese language and may be served or given personally or sent to the telex or facsimile numbers (if any) of the relevant party and marked for the attention and/or copied to such other person as specified in Clause 13.4.

13.2 A change of address or telex or facsimile number of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five days after a written notice of change has been served in accordance with the provisions of this Clause 13.2 on all other parties to this Agreement with specific reference in such notice that such change is for the purposes of this Agreement.

13.3 All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

            MEANS OF DESPATCH                      TIME OF DEEMED RECEIPT

            Local mail or courier                  24 hours
            Telex                                  on despatch
            Facsimile                              on despatch
            Air courier/Speedpost                  3 days
            Airmail                                7 days

13.4 The initial addresses and facsimile numbers of the parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

      IF TO THE VENDOR:

            Address:                 P.O. Box 957, Offshore Incorporation Centre
                                     Road Town, Tortola
                                     British Virgin Islands
            Facsimile no.:           (852) 2868-5121
            Attention:               Mr. Wang Shuang / Mr. Tommy Fork

      IF TO THE COMPANY:

            Ninetowns Digital World Trade Holdings Limited
            Address:                Unit 2205 Worldwide House
                                    19 Des Voeux Road Central
                                    Hong Kong
            Facsimile no.:          (852) 2868-5121
            Attention:              Mr. Wang Shuang / Mr. Tommy Fork

      IF TO THE PURCHASER:

            Huitung Investments (BVI) Limited
            Address:                P.O. Box 3140
                                    Road Town, Tortola
                                    British Virgin Islands

            With a copy to:         10/F, 261 Sung-Chiang Road
                                    Taipei, Taiwan, R.O.C.
            Facsimile no.:          (886-2) 2502-9716
            Attention:              Ms. Joyce Li

13.5 A communication served in accordance with this Clause 13 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee's address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee's address or that the communication was properly transmitted by telex, facsimile or cable to the addressee. In the case of communication by telex, such communication shall be deemed properly transmitted upon the receipt by the machine sending the telex answerback of the addressee; in the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a report of satisfactory transmission printed out by the sending machine.

13.6 Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

14.   GENERAL

14.1 This Agreement and the documents referred to herein are in substitution for all previous agreements between all or any of the parties hereto and contain the whole agreement between the parties hereto relating to the subject matter of this Agreement.

14.2 No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties hereto.

14.3 The Vendor and the Purchaser shall do and execute or procure to be done and execute all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

15.   SEVERANCE

      If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and no further.

16.   FORCE MAJEURE

      Neither party shall be liable to the other parties for non-performance or delay in performance of any of its obligations under this Agreement due to causes reasonably beyond its control including, fire, flood, epidemic (including without limitation severe acute respiratory syndrome), strikes, labor troubles or other industrial disturbances, unavoidable accidents, amendment, revision or revocation of any laws, regulations and policies, riots and insurrections. Upon the occurrence of such a force majeure condition the affected party shall immediately notify the other parties with as much detail as possible and shall promptly inform the other parties of any further developments. Immediately after the cause is removed, the affected party shall perform such obligation with all due speed.

17.   PREVALENCE OF AGREEMENT

      In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Memorandum and Articles of the Company, the provisions of this Agreement shall prevail as between the parties hereto.

18.   LEGAL REPRESENTATION

      The Purchaser acknowledges that Li & Partners are the solicitors acting for the Vendor and the Company only and the Purchaser has been advised of its right to seek legal advice in respect of this Agreement and has been given full opportunity to take such advice.

19.   GOVERNING LAW AND JURISDICTION

19.1 This Agreement shall be governed by and construed in accordance with the laws of HKSAR.

19.2 In relation to any legal action or proceedings arising out of or in connection with this Agreement, the Vendor and the Purchaser hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of HKSAR.

20.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing as separate counterparts. Each counterpart may be signed and executed by a party/parties and transmitted by facsimile transmission and shall be valid and effectual as if executed as an original.

IN WITNESS whereof the parties have executed this Agreement the day and year first above written.

SIGNED by Wang Shuang                )
                                     )        Ninetowns Digital World Trade
for and on behalf of                 )          Holdings Limited
NINETOWNS DIGITAL WORLD TRADE        )        /s/ Wang Shuang
HOLDINGS LIMITED                     )
in the presence of:-                 )

/s/ Sun Xiaomin

SIGNED by                            )
                                     )
for and on behalf of                 )
HUITUNG INVESTMENTS                  )        /s/ Edmond Wong
(BVI) LIMITED                        )
in the presence of:-                 )

/s/ Joyce Lee

SIGNED by Ng Kin Fai                 )
                                     )        Jitter Bug Holdings Limited
for and on behalf of                 )
JITTER BUG HOLDINGS LIMITED          )        /s/ Ng Kin Fai
                                     )
in the presence of:-                 )

/s/ Fork Siu Lun Tommy

                                   SCHEDULE 1

                       PARTICULARS OF THE PRC SUBSIDIARIES

BEIJING NEW TAKE E-COMMERCE LIMITED
([Name in Chinese])

1.    Business Licence No.:              [Name in Chinese]

2.    Date of Incorporation:             22 May 2000

3.    Place of Incorporation:            Beijing, The People's Republic of China

4.    Business Scope:                    Research and development of network
                                         technology; research, development and
                                         sales of internet application software,
                                         e-commerce software, foreign trade
                                         system application software; provision
                                         of technical service for self-developed
                                         products; sales of self-developed
                                         products.

5.    Registered Capital:                US$3,500,000

6.    Registered Office:                 [Name in Chinese]

7.    Legal Representative:              Mr. Wang Shuang

8.    Directors:                         1. Mr. Wai Ka Cheung, Gerry
                                         2. Mr. Ko Jin Heng
                                         3. Mr. Ng Kin Fai
                                         4. Mr. Wang Shuang
                                         5. Mr. Ren Xiaoguang
                                         6. Ms. Dong Min

9.    Shareholders and their             US$350,000 (10%) contributed by Beijing
      respective Shareholdings:          Ninetowns Yadi Wall Paper Co., Ltd.
                                         US$3,150,000 (90%) contributed by New
                                         Take Limited

10.   Financial Year End:                31st December

BEIJING NINETOWNS TIMES E-COMMERCE LIMITED

([Name in Chinese])

1.    Business Licence No.:              [Name in Chinese]

2.    Date of Incorporation:             2 June 2000

3.    Place of Incorporation:            Beijing, The People's Republic of China

4.    Business Scope:                    Research and development of network
                                         technology; research, development and
                                         sales of internet application software,
                                         e-commerce software, foreign trade
                                         system application software; provision
                                         of technical service for self-developed
                                         products; sales of self-developed
                                         products.

5.    Registered Capital:                US$250,000

6.    Registered Office:                 [Name in Chinese]

7.    Legal Representative:              Mr. Wang Shuang

8.    Directors:                         1. Mr. Siu Sze Ho, Kenneth
                                         2. Mr. Wang Shuang
                                         3. Mr. Ren Xiaoguang
                                         4. Ms. Dong Min

9.    Shareholders and their             US$25,000 (10%) contributed by Beijing
      respective Shareholdings:          Ninetowns Yadi Wall Paper Co., Ltd.
                                         US$225,000 (90%) contributed by
                                         Shielder Limited

10.   Financial Year End:                31st December

BEIJING NINETOWNS DIGITAL TECHNOLOGY CO., LTD.
([Name in Chinese])

1.    Business Licence No.:              1101061304729

2.    Date of Incorporation:             25 July 2000

3.    Place of Incorporation:            Beijing, The People's Republic of China

4.    Business Scope:                    Research and development, transfer and
                                         provision of consultancy service for
                                         technology; provision of technological
                                         services; sales of certified and passed
                                         technological products; household
                                         decorations; leasing of electronic
                                         equipment; organization of domestic
                                         cultural interflow; provision of
                                         business information consulting
                                         service.

5.    Registered Capital:                RMB2,250,000

6.    Registered Office:                 [Name in Chinese]
                                         [Name in Chinese]

7.    Legal Representative:              Mr. Wang Shuang

8.    Directors:                         1. Mr. Wang Shuang
                                         2. Mr. Ren Xiaoguang
                                         3. Ms. Dong Min

9.    Shareholders and their             RMB1,800,000 (80%) contributed by
      respective Shareholdings:          Beijing New Take e-Commerce Limited
                                         RMB450,000 (20%) contributed by Beijing
                                         Ninetowns Times e-Commerce Limited

10.   Financial Year End:                31 December

SHANGHAI NEW TAKE DIGITAL TECHNOLOGY CO., LTD.

([Name in Chinese])

1.    Business Licence No.:              3101011022735

2.    Date of Incorporation:             13 September 2001

3.    Place of Incorporation:            Shanghai, The People's Republic of
                                         China

4.    Business Scope:                    Design and installation of computer
                                         network; research, development and
                                         sales of computer hardware and software
                                         and provision of related service; sales
                                         of construction materials, decoration
                                         materials, machinery, household
                                         electrical appliance, textile products;
                                         provision of business information
                                         consulting service.

5.    Registered Capital:                RMB500,000

6.    Registered Office:                 [Name in Chinese]

7.    Legal Representative:              Liu Shek Wang ([Name in Chinese])

8.    Directors:                         Mr. Wang Shuang

9.    Shareholders and their             RMB450,000 (90%) contributed by Beijing
      respective Shareholdings:          Ninetowns Digital Technology Co., Ltd.
                                         RMB50,000 (10%) contributed by Beijing
                                         Ninetowns Import & Export e-Commerce
                                         Co., Ltd.

10.   Financial Year End:                31 December

BEIJING NINETOWNS PORTS SOFTWARE AND TECHNOLOGY CO., LTD.
([Name in Chinese])

1.    Business Licence No.:              1101061588135

2.    Date of Incorporation:             1 August 2003

3.    Place of Incorporation:            Beijing, The People's Republic of China

4.    Business Scope:                    Research and development of computer
                                         software, network technology; provision
                                         of technological services for computer
                                         software and network; sales of
                                         certified and passed new products;
                                         manufacturing of computer software.

5.    Registered Capital:                RMB20,000,000

6.    Registered Office:                 [Name in Chinese]

7.    Legal Representative:              Mr. Wang Shuang

8.    Directors:                         1. Mr. Wang Shuang
                                         2. Ms. Dong Min
                                         3. Mr. Ren Xiaoguang

9.    Shareholders and their             RMB4,000,000 (20%) contributed by
      respective Shareholdings:          Beijing New Take e-Commerce Limited
                                         RMB16,000,000 (80%) contributed by
                                         Beijing Ninetowns Times e-Commerce
                                         Limited

10.   Financial Year End:                31 December

                                   SCHEDULE 2

                         FORM OF SHAREHOLDERS' AGREEMENT

                                   SCHEDULE 3

                  WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

1.    GENERAL INFORMATION

      The information provided and matters stated in this Agreement are true, accurate, valid and subsisting and not misleading in any respect.

2.    VENDOR AND THE COMPANY

2.1 The Vendor is the holder of Sale Shares and has full and requisite power and authority to enter into and perform this Agreement and its obligations hereunder and this Agreement will, when executed, constitute legal, valid and binding on the Vendor in accordance with its terms.

2.2 The Sale Shares are issued fully paid or credited as fully paid and are beneficially owned by the Vendor free from all pre-emption rights, liens, charges, equities, encumbrances or interests in favour of any other person and the same are freely transferable by the Vendor without the consent, approval, permission, licence or concurrence of any third party.

2.3 The copies of the Memorandum and Articles of Association of the Company so provided to the Purchaser are true and complete and have embodied in them or annexed to them a copy of every such resolution as is required by the relevant legislation.

3.    CORPORATE STATUS

      No events or omissions have occurred which the Vendor reasonably knows whereby the constitution, subsistence or corporate status of the Company have been or likely to be adversely affected not covered by this Agreement.

4.    INSOLVENCY

4.1 So far as the Vendor is aware, no order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up of the Company.

4.2 So far as the Vendor is aware, no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

4.3 So far as the Vendor is aware, the Company is neither insolvent, nor unable to pay its debts or has stopped paying its debts as they fall due.

4.4 So far as the Vendor is aware, no event analogous to any of the foregoing has occurred in or outside Hong Kong and no material unsatisfied judgment is outstanding against the Company.

4.5 The Vendor has neither done nor omitted to do anything whereby the continuance in full force and effect of any overdrafts, loans or finance facilities extended to the Company might be affected or prejudiced.

5.    REPETITION OF WARRANTIES

5.1 If Completion does not take place forthwith upon the signing of this Agreement, the Warranties contained in this Schedule 4 shall be deemed to be repeated immediately before Completion and to relate to the facts and circumstances then existing.

5.2 Prior to the Completion Date, if any of the Warranties set out in this Schedule are found to be materially untrue, inaccurate or misleading or have not been fully carried out in any material respect, or in the event of any of the Vendor becoming unable or failing to do anything required under this Agreement to be done by them at or before the Completion Date, the Purchaser may by notice in writing rescind this Agreement.